EXHIBIT 99.1

FDA Accepts Repros' Phase 3 Efficacy Protocol for Androxal(R) Under a Special Protocol Assessment Agreement

THE WOODLANDS, Texas, July 9, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has reached agreement with the FDA for the design of the pivotal efficacy studies for Androxal® for the treatment of secondary hypogonadism. The pivotal studies are being conducted under a Special Protocol Assessment and are expected to be initiated as soon as practicable.

The two pivotal studies are identical. The key features of the studies are:

  152 men randomized 3:1 active to placebo
  12 week active dosing period
  Confirmed baseline morning testosterone levels <300 ng/dL determined on two separate days
  Confirmed baseline sperm concentrations >15,000,000 sperm/mL determined on two separate days separated by at least 2 days
  Primary efficacy endpoint; at least 75% of men achieve 24 hour average testosterone >300 ng/dL at week 12 (comparison to baseline for active arm only)

  All men in active arm start at 12.5 mg with up-titration to 25 mg at week 6 if morning T <300 ng/dL
  Primary efficacy to be determined on Intent-to-Treat Population
  Primary safety endpoint; comparison of active and placebo arm with respect to the percent of men that exhibit a 50% reduction in sperm counts between two assessments at baseline and two assessments at the end of the active dosing period. The active arm should be non-inferior to placebo.

Joseph Podolski, President and CEO of Repros commented, "We are pleased with the timeliness of the FDA response. We also believe that our extensive clinical experience with Androxal over the last several years bodes well for a positive outcome to the FDA-agreed pivotal study design."

Depending on study enrollment and the completion of other studies, the Company believes it may be able to submit an NDA around the end of 2013.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:

         Thomas Fechtner
         The Trout Group
         (646) 378-2923
         tfechtner@trouptgroup.com